EXHIBIT 99
November 15, 2006
PRESS RELEASE
Lawrence A. Fantauzzi, President and Chief Executive Officer of Cortland Banks, announced today that for the nine month period ended September 30, 2006, Cortland Bancorp’s earnings were $3.394 million or $0.77 per share. The Company earned $3.241 million or $0.75 per share for the same nine month period in 2005. For the quarter ending September 30, 2006, the Company earned $1.143 million, a $292,000 increase from the $851,000 earned in the third quarter of the previous year. Current year third quarter earnings per share of $0.26 are $0.06 above the $0.20 earned in the third quarter of the previous year.
Core earnings (which excludes the gains on loans sold, investment securities sold or called, and certain other non recurring items) increased during the nine month period ended September 30, 2006 when compared to the same nine month period of 2005. Core earnings were $3.217 million for the first nine months of 2006 compared to the $3.159 million earned for the same nine month period of 2005. For the three months ended September 30, 2006, core earnings stood at $1.139 million, up $149,000 from last year’s third quarter core earnings.
Total interest income for the third quarter increased by $912,000, or 15.5% from the same quarter a year ago. Contributing to the increase was $136,000 in interest income and loan fees collected on two loans which had previously been in foreclosure. Interest expense also increased year-over-year, and was up $783,000 from the same quarter last year, reflecting both higher balances on interest-bearing liabilities and increased interest rates.
Meanwhile, total other expenses in the third quarter were $3.041 million in 2006 as compared to $3.288 million in 2005, a decrease of $247,000 or 7.5%. The decrease is primarily attributable to a one-time cash bonus awarded in the third quarter of last year to the former CEO, whose retirement was effective as of the close of business October 31, 2005. In addition to the decrease in salary and benefit expense, occupancy and equipment expenses decreased by 7.9%, primarily reflecting reduced depreciation charges. On the other hand, bank exam and audit expenses increased by 40.2%, reflecting escalating costs associated with Sarbanes-

Oxley compliance, as well as certain timing differences in the recording of expense between the two years.
Mr. Fantauzzi noted that loans net of the allowance for loan losses increased by $6.361 million during the twelve-month period from September 30, 2005 to September 30, 2006, and registered an increase of $10.521 million from the prior year end. The most notable increase in the portfolio has been in loans secured by commercial real estate. Year-to-date, the Company’s commercial business development area has originated in excess of $26 million in real estate secured commercial loans, lines of credit and construction commitments. This growth has occurred within the context of a marketing strategy designed to increase the subsidiary bank’s market share of commercial and small business loans.
Cortland Bancorp is a financial holding company with $467 million in assets as of September 30, 2006, and is headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through thirteen full service community banking offices located in the counties of Trumbull, Mahoning, Portage and Ashtabula in northeastern Ohio.
Shares of the Company’s common stock trade in the “over-the-counter market” on the NASDAQ OTC BB under the symbol CLDB.